Exhibit 5.1

Crown Castle International Corp.
1220 Augusta Drive, Suite 600
Houston, Texas 77057
December 16, 2014
Crown Castle International Corp.
1220 Augusta Drive, Suite 600
Houston, Texas 77057

Ladies and Gentlemen:

I am the Associate General Counsel of Crown Castle International Corp., a Delaware corporation (“Company”), and have acted as counsel to the Company in connection with the preparation of the Registration Statements on Form S-8 (Nos. 333-188801, 333-181715, 333-163843, 333-118659),  each as amended by Post-Effective Amendment No. 1 (“Registration Statements”), relating to the registration of (i) an aggregate of 35,200,000 shares (“Equity Plan Shares”) of the Company’s common stock, $.01 par value per share (“Common Stock”), issuable pursuant to the Crown Castle International Corp. 2013 Long-Term Incentive Plan (“2013 Plan”) and the Crown Castle International Corp. 2004 Stock Incentive Plan (“2004 Plan” and, together with the 2013 Plan, “Equity Plans”), and (ii) an aggregate of 1,016,000 shares (“Retirement Plan Shares” and, together with the Equity Plan Shares, “Shares”) of Common Stock relating to the Crown Castle International Corp. 401(k) Plan (“401(k) Plan”) and the Crown Castle Puerto Rico 1165(e) Plan (“1165(e) Plan” and, together with the 401(k) Plan, “Retirement Plans”).

In connection therewith, I have examined: (i) the Restated Certificate of Incorporation (including the Certificate of Designations of 4.50% Mandatory Convertible Preferred Stock, Series A, incorporated therein as Exhibit I) and the Amended and Restated By-laws of the Company, each as amended; (ii) each of the Plans; (iii) each of the Registration Statements; and (iv) such other documents, corporate records, certificates and other instruments as I have deemed necessary for the expression of the opinions contained herein.

In making the foregoing examination, I have assumed the genuineness of all signatures and the authenticity of all documents submitted to me as originals, and the conformity to original documents of all documents submitted to me as certified or photostatic copies. Furthermore, I have assumed that prices to be paid for the Shares will equal or exceed the par value per share of the Common Stock.

Based upon the foregoing, and having due regard for such legal considerations as I deem relevant, I am of the opinion that (i) the Equity Plan Shares that may be issued from time to time pursuant to the terms of the Equity Plans, when issued in accordance with the respective terms and conditions of the Equity Plan, will be validly issued, fully paid and nonassessable, and (ii) any Retirement Plan Shares, when issued and received by the respective Retirement Plan, will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited in all respects to the federal securities laws of the United States of America and the General Corporation Law of the State of Delaware (including all applicable provisions of the Constitution of Delaware and the reported judicial decisions interpreting these laws). For the purposes of this opinion, I assume that the Shares will be issued in compliance with the applicable state securities or blue sky laws.

I express no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign, or to any matter other than as expressly set forth above, and no opinion on any other matter may be inferred or implied herefrom. The opinions expressed herein are given as of the date hereof, and I undertake no, and hereby disclaim any, obligation to advise you of any change in any matter set forth herein.

I hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statements. In giving this consent, however, I do not hereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Donald J. Reid
Donald J. Reid Associate General Counsel & Corporate Secretary